                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                              033-60776
                                       Commission File Number 333-55755
                                                             -------------------

                              CC VII HOLDINGS, LLC
                           FALCON FUNDING CORPORATION
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            (Exact name of registrant as specified in its charter)

12444 PowerscourtDrive, Suite 100, St. Louis, Missouri 63131 (314) 965-0555
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       8.375% Senior Debentures due 2010
                   9.285% Senior Discount Debentures due 2010
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           (Title of each class of securities covered by this Form)

                                      None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [ ]          Rule 12h-3(b)(1)(i)       [ ]
        Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [X]



Approximate number of holders of record as of the certification or notice date:

0
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Pursuant to the requirements of the Securities Exchange Act of 1934 CC VII
HOLDING, LLC AND FALCON FUNDING CORPORATION registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.
                                        CC VII HOLDINGS, LLC
                                        FALCON FUNDING CORPORATION
                                        (Registrants)
Date: March 14, 2000                    By:  /s/ Marcy A. Lifton
      ------------------------------        ------------------------------------
                                            Marcy A. Lifton, Vice President





Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.